Exhibit 99.1
For Release at 7:00 AM Eastern on November 24, 2009
DSW INC. REPORTS 2009 THIRD QUARTER FINANCIAL RESULTS;
UPDATES ANNUAL OUTLOOK
COLUMBUS, Ohio, November 24, 2009/PRNewswire/ — DSW Inc. (NYSE: DSW), a leading branded footwear specialty retailer, announced net income of $26.6 million on net sales of $444.6 million for the quarter ended October 31, 2009, compared with net income of $13.2 million on net sales of $391.4 million for the quarter ended November 1, 2008. Same store sales increased 8.7% versus a decrease of 4.1% last year.
Diluted earnings per share were $0.60 for the third quarter of fiscal 2009 compared with diluted earnings per share of $0.30 for the same period last year.
Nine Month Results
Net income was $41.3 million on net sales of $1.2 billion for the thirty-nine weeks ended October 31, 2009, compared with net income of $34.4 million on net sales of $1.1 billion for the thirty-nine weeks ended November 1, 2008. Same store sales increased 0.4% for the comparable thirty-nine week period versus a decrease of 5.5% last year.
Diluted earnings per share were $0.93 for the thirty-nine weeks ended October 31, 2009 compared with diluted earnings per share of $0.78 for the same period last year.
Fiscal 2009 Outlook
Based on the performance through the third quarter reported today, the Company now estimates annual 2009 diluted earnings per share of $0.90 to $1.00 and annual comparable store sales of approximately 1%. This is updated from the Company’s previous estimate of annual 2009 diluted earnings per share of $0.70 to $0.80, and flat annual comparable store sales.
The Company will discuss its 2009 outlook more fully on its webcasted conference call to be held today.
Webcast and Conference Call
To hear the Company’s live earnings conference call, log on to www.dswinc.com today at 8:00 AM Eastern, or call 1-866-831-6267 and reference passcode 30402506. To hear a replay of the earnings call, which will be available approximately two hours after the conference call ends, dial 1-888-286-8010, followed by passcode 87409873. An audio replay of the conference call, as well as additional financial information, will also be available at www.dswinc.com.
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About DSW Inc.
DSW Inc. is a leading branded footwear specialty retailer that offers a wide selection of brand name and designer dress, casual and athletic footwear for women and men. As of November 24, 2009, DSW operated 306 stores in 39 states and operated an e-commerce site, www.dsw.com. DSW also supplied footwear to 356 leased locations in the United States. For store locations and additional information about DSW, visit www.dswinc.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements in this release that are not historical facts, including the statements made in our “Outlook,” are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to: our success in opening and operating new stores on a timely and profitable basis; continuation of supply agreements and the financial condition of our leased business partners; maintaining good relationships with our vendors; our ability to anticipate and respond to fashion trends; fluctuation of our comparable store sales and quarterly financial performance; disruption of our distribution operations; the realization of our bankruptcy claims related to liquidating Filene’s Basement and Value City Department Stores; impact of the disposition of Filene’s Basement by Retail Ventures on the allocation of expenses pursuant to the shared services agreement; failure to retain our key executives or attract qualified new personnel; our competitiveness with respect to style, price, brand availability and customer service; declining general economic conditions; risks inherent to international trade with countries that are major manufacturers of footwear; the success of dsw.com; liquidity and investment risks related to our investments; RVI’s lease of an office facility; our ability to secure a replacement credit facility upon the expiration of our existing credit facility; and liquidity risks at Retail Ventures and their impact on DSW. Additional factors that could cause our actual results to differ materially from our expectations are described in the Company’s latest annual or quarterly report, as filed with the SEC. All forward-looking statements speak only as of the time when made. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.
Source: DSW Inc.
CONTACT: Investor Relations for DSW Inc., 1-614-872-1474

DSW INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	October 31,	January 31,
	2009	2009
ASSETS
Cash and equivalents	$96,491	$54,782
Short-term investments, net	169,429	101,404
Accounts receivable, net	5,397	7,187
Inventories	289,395	244,008
Prepaid expenses and other current assets	21,819	24,790
Deferred income taxes	28,855	21,876

Total current assets	611,386	454,047

Property and equipment, net	213,776	233,366
Goodwill	25,899	25,899
Deferred income taxes and other assets	6,714	7,885

Total assets	$857,775	$721,197

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$143,494	$95,211
Accrued expenses	105,586	63,115

Total current liabilities	249,080	158,326

Deferred income taxes and non-current liabilities	95,852	97,287
Total shareholders’ equity	512,843	465,584

Total liabilities and shareholders’ equity	$857,775	$721,197

DSW INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	October 31,	November 1,	October 31,	November 1,
	2009	2008	2009	2008
Net sales	$444,621	$391,355	$1,199,957	$1,114,794
Cost of sales	(297,462)	(282,280)	(850,029)	(807,578)

Gross profit	147,159	109,075	349,928	307,216
Operating expenses	(102,438)	(88,158)	(281,743)	(252,614)

Operating profit	44,721	20,917	68,185	54,602
Interest income, net	445	686	1,277	1,829
Non-operating expense, net	(754)		(621)

Earnings before income taxes	44,412	21,603	68,841	56,431
Income tax provision	(17,781)	(8,425)	(27,498)	(22,008)

Net income	$26,631	$13,178	$41,343	$34,423

Basic and diluted earnings per share:
Basic	$0.60	$0.30	$0.94	$0.78
Diluted	$0.60	$0.30	$0.93	$0.78

Shares used in per share calculations:
Basic	44,144	44,011	44,079	43,992
Diluted	44,486	44,240	44,398	44,210

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